Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Baird Medical Investment Holdings Limited on the Amendment No. 3 of Form F-4 [FILE NO. 333-274114] of (i) our report dated August 21, 2023, except for the effects of the restatement discussed in Note 20 and supplementary disclosure of parent company only condensed financial information in Note 22 as to which the date is November 28, 2023, with respect to our audits of the consolidated financial statements of Tycoon Choice Global Limited as of December 31, 2022 and 2021 and for each of two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement, and (ii) our report dated March 15, 2024, with respect to our audit of the consolidated balance sheet of Baird Medical Investment Holdings Limited as of June 30, 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholder’s deficit and cash flows for the period from June 16, 2023 (inception) through June 30, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs llp
Marcum Asia CPAs llp

New York, NY

March 15, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com